Exhibit 10.3

SHARE PURCHASE AGREEMENT

FOR ACQUISITION OF JOYMIRACLE INC.

This Share Purchase Agreement (the “Agreement”) is entered into as of March 20, 2025, by and among:

●	KUKE Music Holding Limited, a company established under the laws of the Cayman Islands (“KUKE” or the “Investor”), with its principal executive office address at 1905, Building A, Ping An International Financial Center, No.1, Xinyuan South Road, East Third Ring Road, Chaoyang District, Beijing, 100027 The People’s Republic of China;

●	JoyMiracle Inc., a company established under the laws of the Cayman Islands (the “Company”), with its registered address at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1210, Cayman Islands; and

●	Galaxu Inc., an individual shareholder who owned 81% shares of the Company, with address at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands and contact email at ______;

●	Legend Mono Inc., an individual shareholder who owned 19% shares of the Company, with address at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands and contact email at ______.

(Galaxu Inc. and Legend Mono Inc. shall be collectively referred to as the “Founding Shareholders”);

WHEREAS, the Company operates a Web3 computing power asset issuance and trading platform, which can utilize its computing resources and AI models to build generative AI classical music creation and adaptation capabilities, create classical music NFTs, and enable secondary market transactions and automatic distribution of copyright fees;

WHEREAS, KUKE wishes to acquire 100% of the equity interest of the Company through the issuance of Class A Ordinary Shares;

WHEREAS, the board of directors of KUKE has approved the acquisition of the Company through the issuance of Class A Ordinary Shares;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1. DEFINITIONS

“Acquisition” means the acquisition by KUKE of 100% of the equity interests in the Company pursuant to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in New York, Hong Kong, or the Cayman Islands are authorized or required by law to close.

“Class A Ordinary Shares” means the Class A Ordinary Shares of KUKE, with a par value of US$0.001 per share.

“Closing” means the completion of the Acquisition in accordance with Article 4 of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Earnout Period” means the fiscal years 2025 and 2026.

“Long Stop Date” means the date falling 60 days after the date of this Agreement, or such later date as may be agreed in writing between the parties.

“Material Adverse Change” means any change, event, circumstance or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition, or results of operations of the Company, or (ii) the ability of the Company or the Founding Shareholders to consummate the transactions contemplated by this Agreement.

“Purchase Price” means the total consideration for the Acquisition, which shall be equal to RMB 200,000,000 (approximately US$27,647,220).

ARTICLE 2. ISSUANCE OF CLASS A ORDINARY SHARES

1.	Issuance of Class A Ordinary Shares. Subject to the terms and conditions of this Agreement, KUKE shall issue 131,653,430 Class A Ordinary Shares to the Founding Shareholders (including their assigns) as consideration for the Acquisition.

2.	Allocation of Shares. Upon the issuance to the Founding Shareholders, the Class A Ordinary Shares shall be allocated among the Founding Shareholders in proportion to their respective ownership interests in the Company immediately prior to the Closing.

3.	Share Price. The Class A Ordinary Shares shall be valued at US$0.21 per share, based on the ADR price of KUKE at US$2.1 per ADR as of March 14, 2025, where one (1) ADR is equivalent to ten (10) Class A Ordinary Shares.

4.	Lock-up. All Class A Ordinary Shares issued to the Founding Shareholders (including their assigns) shall be subject to the lock-up provisions set forth in Article 9.5 of this Agreement.

ARTICLE 3. ACQUISITION OF THE COMPANY

1.	Acquisition. Subject to the terms and conditions of this Agreement, at the Closing, the Founding Shareholders shall transfer to KUKE, and KUKE shall acquire from the Founding Shareholders, 100% of the issued and outstanding shares of the Company, free and clear of all liens, claims, and encumbrances.

2.	Purchase Price. The purchase price for 100% of the equity interests in the Company shall be RMB 200,000,000 (approximately US$27,647,220), which shall be paid by KUKE through the issuance of 131,653,430 Class A Ordinary Shares as set forth in Article 2.

ARTICLE 4. CLOSING

1.	Closing. The Closing shall take place remotely via the exchange of documents and signatures on the Closing Date, which shall be a date mutually agreed upon by the parties, but in no event later than the Long Stop Date, provided that all of the conditions set forth in Article 5 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at Closing).

2.	Closing Deliverables by the Founding Shareholders. At the Closing, the Founding Shareholders shall deliver to KUKE:

a.	Duly executed instruments of transfer for the transfer of 100% of the shares of the Company to KUKE;

b.	Original share certificates in respect of 100% of the shares of the Company;

c.	Resignations of the existing directors of the Company, effective as of the Closing;

d.	A certificate from each Founding Shareholder confirming that the representations and warranties set forth in Article 7 are true and correct as of the Closing Date;

e.	Written resolutions of the board of directors of the Company approving: (a) the transfer of the shares to KUKE; (b) the registration of KUKE as the holder of 100% of the shares in the register of members of the Company; (c) the appointment of persons nominated by KUKE as directors of the Company; and (d) any other matters reasonably requested by KUKE.

f.	All corporate records, seals, and other documents and materials of the Company;

g.	Evidence that all required third-party consents, approvals, or waivers have been obtained;

h.	Employment agreements and non-compete agreements for key personnel of the Company, in form and substance satisfactory to KUKE; and

i.	Such other documents or instruments as KUKE may reasonably request to effect the transactions contemplated hereby.

3.	Closing Deliverables by KUKE. At the Closing, KUKE shall deliver to the Founding Shareholders:

a.	Share certificates representing 131,653,430 Class A Ordinary Shares allocated among the Founding Shareholders as provided in Article 2.3; and

b.	A certificate confirming that the representations and warranties set forth in Article 8 are true and correct as of the Closing Date.

ARTICLE 5. CONDITIONS TO CLOSING

1.	Conditions to KUKE’s Obligations. The obligation of KUKE to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

a.	The representations and warranties of the Company and the Founding Shareholders set forth in Article 7 shall be true and correct in all material respects as of the Closing Date;

b.	The Company and the Founding Shareholders shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing;

c.	No Material Adverse Change shall have occurred;

d.	No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby;

e.	All necessary corporate approvals of the Company and the Founding Shareholders shall have been obtained;

f.	All necessary governmental approvals, consents, and filings shall have been obtained or made;

g.	All necessary third-party consents and approvals shall have been obtained;

h.	KUKE shall have completed its due diligence investigation of the Company and the results shall be satisfactory to KUKE in its sole discretion;

i.	The Company shall have no outstanding indebtedness or liabilities except as disclosed to and approved by KUKE;

j.	The Company’s key employees shall have entered into employment agreements and non-compete agreements satisfactory to KUKE; and

k.	The Company shall have delivered all of the items required to be delivered by it pursuant to Article 4.2.

2.	Conditions to the Founding Shareholders’ Obligations. The obligation of the Founding Shareholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

a.	The representations and warranties of KUKE set forth in Article 8 shall be true and correct in all material respects as of the Closing Date;

b.	KUKE shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing;

c.	No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby;

d.	All necessary corporate approvals of KUKE shall have been obtained; and

e.	KUKE shall have delivered all of the items required to be delivered by it pursuant to Article 4.3.

3.	Waiver of Conditions. Any party may waive any condition specified in this Article 5 if it executes a writing so stating at or prior to the Closing.

ARTICLE 6. COVENANTS

1.	Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by KUKE, the Company shall, and the Founding Shareholders shall cause the Company to:

a.	Conduct the business of the Company in the ordinary course consistent with past practice;

b.	Use reasonable best efforts to maintain and preserve intact the current organization, business, and franchise of the Company and to preserve the rights, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with the Company;

c.	Not amend the memorandum and articles of association of the Company;

d.	Not issue, sell, or otherwise dispose of any of its shares, or grant any options, warrants, or other rights to purchase or obtain any of its shares;

e.	Not declare, set aside, or pay any dividend or make any distribution with respect to its shares;

f.	Not reclassify, combine, split, subdivide, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares;

g.	Not acquire any capital stock or other securities of any entity or any equity interest therein;

h.	Not create or incur any indebtedness for borrowed money;

i.	Not make any loans, advances, or capital contributions to, or investments in, any other person;

j.	Not transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets;

k.	Not increase the compensation or benefits payable to any director, officer, or employee of the Company;

l.	Not adopt, terminate, or amend any employee benefit plan;

m.	Not make any material change in any method of accounting or accounting practice or policy;

n.	Not make, change, or revoke any material tax election;

o.	Not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy; and

p.	Not agree to do any of the foregoing.

2.	Access to Information. From the date hereof until the Closing, the Company shall, and the Founding Shareholders shall cause the Company to, (a) afford KUKE and its representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts, and other documents and data related to the Company; (b) furnish KUKE and its representatives with such financial, operating, and other data and information related to the Company as KUKE or any of its representatives may reasonably request; and (c) instruct the representatives of the Company to cooperate with KUKE in its investigation of the Company.

3.	Exclusivity. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and the Founding Shareholders shall not, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any shares or any substantial portion of the assets of the Company, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

4.	Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

5.	Confidentiality. Each party shall keep confidential all information obtained by it from the other parties in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information (a) is or becomes generally available to the public other than as a result of a disclosure by such party, (b) was within the possession of such party prior to its being furnished to such party in connection with this Agreement, or (c) is required to be disclosed by law or the rules of any stock exchange.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDING SHAREHOLDERS

The Company and each of the Founding Shareholders, jointly and severally, represent and warrant to KUKE as follows:

1.	Organization and Authority. The Company is duly organized, validly existing, and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now conducted. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

2.	Authorization; Enforceability. The execution, delivery, and performance of this Agreement by the Company and the Founding Shareholders have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Company and the Founding Shareholders and constitutes the legal, valid, and binding obligation of the Company and the Founding Shareholders, enforceable against them in accordance with its terms.

3.	No Conflicts. The execution, delivery, and performance of this Agreement by the Company and the Founding Shareholders do not and will not (a) violate or conflict with the memorandum and articles of association of the Company, (b) violate or conflict with any law, rule, regulation, judgment, order, or decree applicable to the Company or the Founding Shareholders, (c) violate or result in a breach of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any contract or agreement to which the Company or any Founding Shareholder is a party or by which the Company or any Founding Shareholder is bound, or (d) result in the creation of any lien or encumbrance upon any of the shares or assets of the Company.

4.	Consents and Approvals. No consent, approval, or authorization of, or filing or registration with, any governmental authority or any other person is required to be obtained or made by the Company or the Founding Shareholders in connection with the execution, delivery, and performance of this Agreement.

5.	Capitalization. The authorized, issued, and outstanding shares of the Company are duly authorized, validly issued, fully paid, and non-assessable, and are owned beneficially and of record by the Founding Shareholders free and clear of all liens, claims, and encumbrances. There are no outstanding options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any of its shares.

6.	Subsidiaries. The Company has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity interest in any person.

7.	Financial Statements. The Company has delivered to KUKE its financial statements for the fiscal years ended December 31st, 2024 and for the 12-month period ended December 31st, 2024 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Company as of the dates thereof and the results of its operations for the periods indicated.

8.	Absence of Undisclosed Liabilities. The Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, except (a) those liabilities reflected or reserved against in the Financial Statements, and (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent Financial Statements.

9.	Absence of Changes. Since the date of the most recent Financial Statements, there has not been any Material Adverse Change in the business, operations, properties, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

10.	Litigation. There is no action, suit, proceeding, or investigation pending or, to the knowledge of the Company or the Founding Shareholders, threatened against or affecting the Company, or any of its properties or assets, or against or affecting any of the Founding Shareholders that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

11.	Compliance with Laws. The Company is in compliance with all laws, rules, regulations, judgments, orders, and decrees applicable to it or its properties or assets.

12.	Intellectual Property. The Company owns or has the right to use all intellectual property necessary for the conduct of its business as currently conducted and as proposed to be conducted, free and clear of all liens and encumbrances. The Company has not received any notice of infringement of the intellectual property rights of others, and to the knowledge of the Company and the Founding Shareholders, the conduct of the Company’s business does not infringe upon the intellectual property rights of any third party.

13.	Real Property. The Company does not own any real property. The Company has a valid leasehold interest in all real property leased by it, and such leases are in full force and effect.

14.	Material Contracts. All material contracts to which the Company is a party or by which it is bound are valid, binding, and in full force and effect, and the Company is not in default under any such contract.

15.	Taxes. The Company has timely filed all tax returns required to be filed by it and has paid all taxes shown to be due on such returns.

16.	Employee Matters. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

17.	Related Party Transactions. No Founding Shareholder, nor any relative or affiliate of any Founding Shareholder, is a party to any contract or transaction with the Company or has any interest in any property used by the Company.

18.	Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Founding Shareholders.

19.	Disclosure. No representation or warranty by the Company or the Founding Shareholders in this Agreement, nor any statement or certificate furnished or to be furnished to KUKE pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 8. REPRESENTATIONS AND WARRANTIES OF KUKE

KUKE represents and warrants to the Company and the Founding Shareholders as follows:

1.	Organization and Authority. KUKE is duly organized, validly existing, and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now conducted. KUKE has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

2.	Authorization; Enforceability. The execution, delivery, and performance of this Agreement by KUKE have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by KUKE and constitutes the legal, valid, and binding obligation of KUKE, enforceable against it in accordance with its terms.

3.	No Conflicts. The execution, delivery, and performance of this Agreement by KUKE do not and will not (a) violate or conflict with the memorandum and articles of association of KUKE, (b) violate or conflict with any law, rule, regulation, judgment, order, or decree applicable to KUKE, or (c) violate or result in a breach of or constitute a default under any contract or agreement to which KUKE is a party or by which KUKE is bound.

4.	Consents and Approvals. No consent, approval, or authorization of, or filing or registration with, any governmental authority or any other person is required to be obtained or made by KUKE in connection with the execution, delivery, and performance of this Agreement, except for any filings required under applicable securities laws.

5.	Capitalization. All of the issued and outstanding shares of KUKE are duly authorized, validly issued, fully paid, and non-assessable.

6.	SEC Filings. KUKE has filed all reports, schedules, forms, statements, and other documents required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Such filings, when filed, complied in all material respects with the requirements of the applicable securities laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.	Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KUKE.

ARTICLE 9. ADDITIONAL AGREEMENTS

1.	Earnout.

a.	Performance Targets. The Founding Shareholders shall use their best efforts to ensure that the Company achieves the following performance targets: (a) For the fiscal year 2025, the Company shall generate audited revenue of not less than RMB 70,000,000 and audited net profit of not less than RMB 0; and (b) For the fiscal year 2026, the Company shall generate audited revenue of not less than RMB 73,500,000 (representing a 5% increase from 2025) and audited net profit of not less than RMB 0.

b.	Performance Adjustment. (a) If the Company’s audited revenue for either the fiscal year 2025 or 2026 is less than 95% of the applicable performance target set forth in Article 9.1.a, then the Founding Shareholders shall compensate KUKE by transferring to KUKE, for no additional consideration, such number of Class A Ordinary Shares as is equal to: (i) The shortfall in revenue expressed as a percentage of the applicable performance target multiplied by (ii) The total number of Class A Ordinary Shares as specified in Article 3.2. For purposes of this Article 9.1.b, the “shortfall in revenue” shall be calculated as follows: (i) The applicable performance target set forth in Article 9.1.a minus (ii) The actual audited revenue for the relevant fiscal year.

c.	Audit. The financial results of the Company for the fiscal years 2025 and 2026 shall be audited by an accounting firm approved by KUKE, and such audit shall be conducted in accordance with generally accepted accounting principles.

2.	Board of Directors.

a.	Upon the Closing, the board of directors of the Company shall consist of three (3) directors, two (2) of whom shall be appointed by KUKE and one (1) of whom shall be appointed by the Founding Shareholders.

b.	The Founding Shareholders shall cause all existing directors of the Company to resign effective as of the Closing.

c.	Any action requiring board approval shall require the approval of a majority of the directors.

3.	Management.

a.	The senior management team of the Company shall initially remain unchanged following the Closing.

b.	Any changes to the senior management team shall require the approval of a majority of the board of directors, which must include the affirmative vote of at least one director appointed by KUKE.

c.	All members of the senior management team shall enter into employment agreements and non-compete agreements with the Company in form and substance satisfactory to KUKE.

4.	Information Rights.

a.	The Company shall provide KUKE with the following information: (a) Within fifteen (15) days after the end of each fiscal quarter, quarterly consolidated management reports; (b) Within thirty (30) days after the end of each fiscal year, annual consolidated management reports; (c) Within ninety (90) days after the end of each fiscal year, annual consolidated audited financial statements; (d) At least thirty (30) days before the end of each fiscal year, the business plan, annual budget, and projected financial statements for the next fiscal year; and (e) Such other business data, transaction information, and financial information as KUKE may reasonably request.

b.	KUKE shall have the right to inspect the books and records of the Company at any time upon reasonable notice.

5.	Lock-up.

c.	The Founding Shareholders (including their assigns who have received Class A Ordinary Shares pursuant to Article 2) shall not, directly or indirectly, sell, transfer, assign, pledge, or otherwise dispose of or encumber any Class A Ordinary Shares received (the “Restricted Shares”) for the periods specified below: (a) With respect to Restricted Shares issued upon the Closing, such Restricted Shares shall not be transferable until the later of (i) six (6) month after the Closing Date.

d.	The lock-up restrictions set forth in Article 9.5.a shall not apply to transfers: (a) To KUKE; (b) With the prior written consent of KUKE; or (c) Pursuant to a tender offer, merger, consolidation, or similar transaction involving KUKE.

6.	Non-competition and Non-solicitation.

a.	For a period of three (3) years from the Closing Date, the Founding Shareholders shall not, directly or indirectly: (a) Engage in any business that competes with the business of the Company; (b) Solicit or attempt to solicit any customer, supplier, or business relation of the Company to terminate or reduce its relationship with the Company; or (c) Solicit or attempt to solicit any employee or independent contractor of the Company to terminate or reduce his or her relationship with the Company.

b.	The Founding Shareholders acknowledge that the restrictions contained in this Article 9.6 are reasonable and necessary to protect the legitimate interests of KUKE and the Company.

7.	Copyright Services. For a period of one (1) year following the Closing, the Company shall, unless KUKE declines, purchase music copyright services from KUKE, which shall provide such services at commercially reasonable rates that facilitate the integration of their respective businesses.

8.	Special Approval Matters.

a.	The following matters shall require the approval of KUKE: (a) Amendment to the memorandum and articles of association of the Company; (b) Increase or decrease of the registered capital of the Company; (c) Merger, division, dissolution, liquidation, or change in corporate form of the Company; (d) Issuance of equity securities or debt securities by the Company; (e) Declaration or payment of any dividend or other distribution; (f) Adoption of or material changes to the business plan or annual budget; (g) Any material change in the nature or scope of the business of the Company; (h) Any material acquisition, disposition, or encumbrance of assets; (i) Any incurrence of indebtedness in excess of RMB 1,000,000; (j) Any capital expenditure in excess of RMB 1,000,000; (k) Any related party transaction; (l) Appointment or removal of the auditors; (m) Appointment or removal of any senior management personnel; (n) Establishment or amendment of any equity incentive plan; and (o) Any other matter that would have a material effect on the Company.

b.	For purposes of this Article 9.8, “approval of KUKE” shall mean the affirmative vote of a majority of the directors appointed by KUKE or, if required by applicable law, the affirmative vote of KUKE as a shareholder.

9.	Repurchase Right.

a.	If any of the following events occurs, KUKE shall have the right to require the Company and/or the Founding Shareholders to repurchase all or any portion of the equity interests in the Company held by KUKE: (a) The Company fails to achieve a merger acceptable to KUKE within one (1) year after the Closing (regardless of any subjective or objective reasons); (b) There is a material adverse change in the normal operations of the Company; (c) There is a material breach of this Agreement by the Company or the Founding Shareholders; (d) The Company’s licenses or permits are revoked or there are intellectual property disputes or other illegal activities that materially affect the Company’s operations; (e) The Company or the Founding Shareholders materially violate any laws, regulations, or the provisions of this Agreement; (f) The business scope or operations of the Company undergo substantial adjustments without KUKE’s consent; (g) There is a change in the actual control of the Company; or (h) The Founding Shareholders’ equity in the Company becomes unstable due to marriage or inheritance reasons, thereby creating a substantial obstacle to the Company’s development.

b.	The repurchase price shall be the greater of: (a) The original investment amount paid by KUKE plus an annual compound interest rate of 8%; or (b) The fair market value of the equity interests to be repurchased as determined by an independent third-party valuation firm selected by KUKE.

c.	Upon receipt of a written notice from KUKE exercising its repurchase right, the Company and/or the Founding Shareholders shall complete the repurchase within six (6) months.

10.	Drag-Along Right.

a.	If KUKE and the Founding Shareholders jointly decide to sell the Company to a third party, all other shareholders of the Company shall consent to such sale and sell their equity interests on the same terms and conditions.

b.	If the repurchase right under Article 9.9 is triggered and the Company and/or the Founding Shareholders fail to complete the repurchase within six (6) months, then the decision-making authority of the Founding Shareholders under this Article 9.10 shall automatically be granted to KUKE.

c.	If any shareholder other than KUKE refuses to sell its equity interests, such shareholder shall be obligated to purchase the equity interests that KUKE intends to sell to the third party on the same terms and conditions.

ARTICLE 10. TERMINATION

1.	Termination. This Agreement may be terminated at any time prior to the Closing:

a.	By mutual written consent of KUKE and the Founding Shareholders;

b.	By KUKE if: (a) Any of the representations or warranties of the Company or the Founding Shareholders set forth in Article 7 shall not be true and correct in any material respect when made or at any time prior to the Closing; (b) The Company or the Founding Shareholders shall have failed to perform or comply with any of their covenants or agreements contained in this Agreement; (c) The Closing shall not have occurred on or before the Long Stop Date due to the failure of any condition set forth in Article 5.1; (d) There shall have occurred a Material Adverse Change; or (e) Any permanent injunction or other order of a governmental authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable;

c.	By the Founding Shareholders if: (a) Any of the representations or warranties of KUKE set forth in Article 8 shall not be true and correct in any material respect when made or at any time prior to the Closing; (b) KUKE shall have failed to perform or comply with any of its covenants or agreements contained in this Agreement; (c) The Closing shall not have occurred on or before the Long Stop Date due to the failure of any condition set forth in Article 5.2; or (d) Any permanent injunction or other order of a governmental authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable.

2.	Effect of Termination. In the event of termination of this Agreement as provided in Article 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

a.	The provisions of Article 6.5 (Confidentiality), this Article 10.2, Article 12 (Miscellaneous), and the definitions related thereto shall survive the termination of this Agreement; and

b.	Nothing herein shall relieve any party from liability for any willful breach of this Agreement.

ARTICLE 11. INDEMNIFICATION

1.	Indemnification by the Company and the Founding Shareholders. The Company and the Founding Shareholders shall, jointly and severally, indemnify, defend, and hold harmless KUKE and its directors, officers, employees, agents, and representatives from and against any and all losses, damages, liabilities, deficiencies, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, that are incurred by KUKE arising out of or resulting from:

a.	Any breach or inaccuracy of any representation or warranty made by the Company or the Founding Shareholders in this Agreement;

b.	Any breach of any covenant, agreement, or obligation of the Company or the Founding Shareholders contained in this Agreement; or

c.	Any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by any such person with the Company or any Founding Shareholder in connection with the transactions contemplated by this Agreement.

2.	Indemnification by KUKE. KUKE shall indemnify, defend, and hold harmless the Company and the Founding Shareholders from and against any and all losses, damages, liabilities, deficiencies, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, that are incurred by the Company or the Founding Shareholders arising out of or resulting from:

a.	Any breach or inaccuracy of any representation or warranty made by KUKE in this Agreement;

b.	Any breach of any covenant, agreement, or obligation of KUKE contained in this Agreement; or

c.	Any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by any such person with KUKE in connection with the transactions contemplated by this Agreement.

3.	Indemnification Procedures.

a.	A party seeking indemnification under this Article 11 (the “Indemnified Party”) shall give prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of any claim, action, or proceeding with respect to which such Indemnified Party is entitled to indemnification (an “Indemnified Claim”), which notice shall include a description of the Indemnified Claim and the amount thereof (if known); provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party is actually prejudiced thereby.

b.	The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Indemnified Claim at the Indemnifying Party’s expense and with counsel of its choice, and the Indemnified Party shall cooperate in good faith in such defense.

c.	If the Indemnifying Party does not assume the defense of an Indemnified Claim within thirty (30) days after receipt of notice of such claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party for all reasonable costs and expenses incurred in connection therewith.

d.	No Indemnifying Party shall consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed).

4.	Survival. The representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of three (3) years thereafter; provided, however, that the representations and warranties contained in Sections 7.1 (Organization and Authority), 7.2 (Authorization; Enforceability), 7.5 (Capitalization), 8.1 (Organization and Authority), and 8.2 (Authorization; Enforceability) shall survive indefinitely. All covenants and agreements contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein.

5.	Limitation on Indemnification.

a.	The Company and the Founding Shareholders shall not be liable for indemnification under Article 11.1.a until the aggregate amount of all losses exceeds RMB 1,000,000 (the “Basket”), in which event the Company and the Founding Shareholders shall be liable for the full amount of such losses from the first dollar.

b.	The maximum aggregate liability of the Company and the Founding Shareholders for indemnification under Article 11.1.a shall not exceed the Purchase Price (the “Cap”); provided, however, that neither the Basket nor the Cap shall apply to losses arising out of or resulting from fraud, willful misconduct, or intentional misrepresentation.

6.	Exclusive Remedy. Except for claims based on fraud, willful misconduct, or intentional misrepresentation, the indemnification provisions of this Article 11, shall be the sole and exclusive remedy of the parties for any breach of any representation, warranty, covenant, or agreement contained in this Agreement.

ARTICLE 12. MISCELLANEOUS

1.	Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

2.	Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the first page of this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Article 12.2).

3.	Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

4.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

5.	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

6.	Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

7.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that KUKE may, without the prior written consent of the other parties, assign all or any portion of its rights under this Agreement to one or more of its affiliates.

8.	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

9.	Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

10.	Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.

12.	Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by arbitration in accordance with the rules of the International Chamber of Commerce. The number of arbitrators shall be three. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The award of the arbitrators shall be final and binding upon the parties.

13.	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

14.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.